Exhibit 5.2


                      November 23, 1999


The Board of Directors of Eurogas, Inc.
942 East 7145 South, Suite 101-A
Midvale, Utah 84047



       Re:    Registration Statement on Form S-1 of Eurogas, Inc.

Gentlemen:

       As counsel to Eurogas, Inc, a Utah corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, for registration of the shares of common stock of the Company ("Common Stock") issuable upon conversion of the 1,800 shares of 1999 Series C 6% Convertible Preferred Stock issued to Arkledun Drive LLC on or about November 4, 1999 (the "Series C Preferred Stock"), we have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereinafter expressed, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.

       Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, when issued in accordance with the terms and conditions of the Series C Preferred Stock, will be legally issued, fully paid and nonassessable.

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Eurogas, Inc.
November 23, 1999
Page 2

       We hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   PARR WADDOUPS BROWN GEE & LOVELESS